UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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The St. Paul Travelers Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 17, 2006

TO: SHAREHOLDERS OF THE ST. PAUL TRAVELERS COMPANIES, INC.

This is to inform you that the table and related footnotes on page 42 of our Proxy Statement dated March 17, 2006 for the Annual Meeting of Shareholders of The St. Paul Travelers Companies, Inc. to be held May 3, 2006 is hereby amended to read in its entirety as follows:

SHARE OWNERSHIP INFORMATION

5% Owners

The only shareholders known to the Company to beneficially own more than 5% of any class of the Company’s capital stock as of December 31, 2005 are:

Beneficial Owner	Amount and Nature of Beneficial Ownership of Company Stock		Percent of Class of Company Stock

Dodge & Cox
555 California Street
San Francisco, CA 94104	42,472,995	(1)	6.1%	(1)

FMR Corp. and Edward C. Johnson 3d
82 Devonshire Street
Boston, MA 02109	34,839,445	(2)	5.023%	(2)

Fidelity Management Trust Company
82 Devonshire Street
Boston, MA 02109	449,971	(3)	100%	(3)

(1) Dodge and Cox’s Schedule 13G reported beneficial ownership of common stock as of December 31, 2005 on behalf of its clients which may include registered investment companies, employee benefit plans, pension funds, endowment funds or other institutional clients.

(2) A report on Schedule 13G, dated February 14, 2006, by FMR Corp. and Edward C. Johnson 3d, FMR Corp.’s Chairman, discloses that they have sole dispositive power with respect to 34,839,445 common shares and FMR Corp. has sole voting power with respect to 2,716,847 common shares. The shares are beneficially owned through Fidelity Management & Research Company (32,340,393), Fidelity Management Trust Company (1,552,888) and Strategic Advisors, Inc. (4,064), wholly-owned subsidiaries of FMR Corp., and Fidelity International Limited (942,100), an entity of which Mr. Johnson is Chairman and in which Mr. Johnson’s family has an indirect interest.

(3) As trustee under The St. Paul Travelers Companies, Inc. 401(k) Savings Plan, Fidelity Management Trust Company held 100% of the 449,971 outstanding shares of Series B convertible preferred stock as of February 28, 2006. Each share of Series B convertible preferred stock is convertible into eight shares of common stock.

Bruce A. Backberg
Corporate Secretary